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Financial
News

National Fuel Gas Company

10 Lafayette Square/Buffalo, NY 14203
Margaret M. Suto
Investor Relations
716-857-6987
Joseph Pawlowski
Treasurer
716-857-6904

RELEASE DATE: Immediate November 7, 2001

National Fuel Discusses Production and Drilling

Program Estimates During Financial Analyst Presentation

(November 7, 2001) BUFFALO, NEW YORK: National Fuel Gas Company (NYSE: NFG) (“National Fuel”) today conducted a financial analyst presentation in New York City to discuss current financial results and strategies for the future, including the estimated production and drilling program for its exploration and production subsidiary, Seneca Resources Corporation (“Seneca”). Philip C. Ackerman, President and Chief Executive Officer of National Fuel, and James A. Beck, President of Seneca, were today’s presenters.

        During the presentation, Mr. Beck revealed Seneca’s estimated production for the current and succeeding fiscal year. For fiscal 2002, which started October 1, 2001 and ends September 30, 2002, production is estimated at 100.2 billion cubic feet equivalent (BCFE) assuming no shut-ins due to low prices.* The 100.2 BCFE production is estimated to break down as follows: 40.2 BCFE from the Gulf; 22.9 BCFE from the West (California region); 4.6 BCFE from the East (Appalachian region); and 32.5 BCFE from Canada.* For fiscal 2003, production is estimated at 108.5 BCFE broken down as follows: 36.4 BCFE from the Gulf; 24.6 BCFE from the West; 6.0 BCFE from the East; and 41.5 BCFE from Canada.*

        Seneca also projects an onshore drilling program of 206 gross wells with a capital budget of $141.0 million during fiscal 2002.* The estimated breakdown of this program is 12 wells and $57.0 million in the Gulf, 34 wells and $26.0 million in the West, 80 wells and $11.0 million in the East, and 80 wells and $47.0 in Canada.*

        As previously disclosed, National Fuel has projected its earnings for fiscal 2002 to fall within the range of $1.70 to $1.80 per diluted share.* The sensitivity of this projection to changes in oil and natural gas prices from National Fuel’s assumptions is as follows: for every $1.00 per barrel change in the weighted average price of oil for the year received by Seneca, National Fuel’s earnings per diluted share should move in the same direction by about $0.025 per diluted share, and for every $0.25 per thousand cubic feet change in the weighted average price of natural gas for the year received by Seneca, the company’s earnings per diluted share would move in the same direction by about $0.035 per diluted share.*

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        A replay of the presentation is available for on-demand viewing through the Internet at www.nationalfuelgas.com. Click on “Analyst Presentation” under the “Financial” section on National Fuel’s home page and follow the directions provided on that link. In addition, a telephonic replay of the conference call is available at 1-800-964-4659 (no pass code required). Both the webcast and telephonic replay will be available until the close of business on November 14, 2001.

        National Fuel is an integrated energy company with $3.4 billion in assets comprised of the following six operating segments: Utility, Pipeline and Storage, Exploration and Production, International, Energy Marketing and Timber. Additional information about National Fuel is available through the Internet at http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

Certain statements contained herein, including those which are designated with an “*", are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions including economic disruptions caused by terrorist activities, demographic patterns or weather conditions; changes in the availability and/or price of natural gas and oil; inability to obtain new customers or retain existing ones; significant changes in competitive conditions affecting the Company; governmental/regulatory actions, initiatives and proceedings, including those affecting acquisitions, financings, allowed rates of return, industry and rate structure, franchise renewal, and environmental/safety requirements; unanticipated impacts of restructuring initiatives in the natural gas and electric industries; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs; the nature and projected profitability of pending and potential projects and other investments; occurrences affecting the Company’s ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments; uncertainty of oil and gas reserve estimates; ability to successfully identify and finance oil and gas property acquisitions and ability to operate and integrate existing and any subsequently acquired business or properties; ability to successfully identify, drill for and produce economically viable natural gas and oil reserves; significant changes from expectations in the Company’s actual production levels for natural gas or oil; changes in the availability and/or price of derivative financial instruments; changes in the price of natural gas or oil and the related effect given the accounting treatment or valuation of related derivative financial instruments; inability of the various counterparties to meet their obligations with respect to the Company’s financial instruments; regarding foreign operations - changes in foreign trade and monetary policies, laws, and regulations related to foreign operations, political and governmental changes, inflation and exchange rates, taxes and operating conditions; significant changes in tax rates or policies or in rates of inflation or interest; significant changes in the Company’s relationship with its employees and contractors and the potential adverse effects if labor disputes, grievances or shortages were to occur; or changes in accounting principles or the application of such principles to the Company. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact: Julie Coppola Cox (716) 857-7079
Analyst Contact: Margaret M. Suto (716) 857-6987